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                                                                       EXHIBIT 8

                               November 19, 1998



The Board of Directors
Associated Banc-Corp
1200 Hansen Road
P.O. Box 13307
Green Bay, WI 54307-3307

The Board of Directors
Windsor Bancshares, Inc.
740 Marquette Avenue
Minneapolis, MN 55402

Gentlemen:                    Re: Classification of Merger

     You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Windsor Bancshares, Inc., a Minnesota corporation ("Windsor") with and into Associated Banc-Corp, a Wisconsin corporation ("Associated"), pursuant to the Agreement and Plan of Merger dated as of October 1, 1998 between Associated and Windsor (the "Agreement"). All capitalized terms which are defined in the Agreement have the same meanings when used herein, unless otherwise specified.

     In connection with the proposed Merger, you have informed us of the following:

          1. Pursuant to the laws of the State of Wisconsin and the State of Minnesota, Windsor will merge with and into Associated. Associated will be the surviving corporation.

          2. Pursuant to the Merger, all of Windsor's assets will be transferred to Associated and Associated will assume all of Windsor's liabilities.

          3. At the effective time of the Merger, each outstanding share of Company Common Stock will be converted into and exchanged for shares of Associated Common Stock, except for cash received by Windsor shareholders in lieu of fractional shares of Associated Common Stock or received by Windsor
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The Board of Directors
November 19, 1998
Page 2

shareholders who dissent to the Merger, based on the Merger Exchange Ratios set forth in the Agreement.

          4. As soon as practicable at or after the effective time of the Merger, the exchange agent will distribute Associated Common Stock and cash in lieu of fractional shares to holders of Company Common Stock.

          5. Associated will continue to conduct one or more of the historic businesses now being conducted by Windsor.

          6. Associated and Windsor each have valid business purposes for the Merger apart from tax considerations.

          7. Windsor has neither paid, nor declared, a dividend to any shareholder of Windsor since the date the Company Common Stock was issued.

          8. Associated has no plan or intention to reacquire any of the Associated Common Stock issued in the Merger.

          9. The fair market value of the Associated Common Stock to be received by Windsor shareholders with respect to their Company Common Stock will be, in each instance, approximately equal to the fair market value of Company Common Stock surrendered in exchange therefore.

     In rendering this tax opinion, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. has relied on certain written representations as to factual matters made by appropriate officers of Associated and Windsor. Such representations are customary for opinions of this type; however, this tax opinion cannot be relied upon if any such representation is, or later becomes, inaccurate.

     In connection herewith, we have examined the Agreement, the Registration Statement on Form S-4 to be filed by Associated on the date hereof with the Securities and Exchange Commission (which contains the Proxy Statement/Prospectus) and such other information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon certificates
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The Board of Directors
November 19, 1998
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from the management of Associated and Windsor. On the basis of the foregoing, we are of the opinion that for federal income tax purposes:

          1.   The Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and Associated and Windsor will each be "a party to the reorganization" within the meaning of section 368(b) of the Code for the purposes of this reorganization.

          2. No gain or loss will be recognized by a shareholder of Windsor upon the exchange of Company Common Stock solely for Associated Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Associated Common Stock.

          It is possible that the Internal Revenue Service would argue that the portion of the Associated Common Stock received by the holders of Company Common Stock which is attributable to the Windsor liquidation preference (which according to Windsor's Articles of Incorporation is measured by the amount of accumulated and unpaid dividends) represents the receipt of a dividend and is not tax-free.

          However, based on the authorities cited in this opinion and other authorities on which we rely, we believe that the receipt of Associated Common Stock attributable to the liquidation preference is to be accorded the same treatment as Associated Common Stock for the underlying Company Common Stock. Skenandoa Rayon Corp. v. C.I.R., 122 F. 2d 268 (2nd Cir. 1941) and Rev. Rul. 69-131, 1969-1 C.B. 94. See also PLR 9444021 (August 2, 1994); PLR 9236007
(February 14, 1992) and PLR 8020030 (February 20, 1980), although private letter rulings are not binding on the Internal Revenue Service, they are cited to illustrate a consistent rulings position.

          3. The aggregate tax basis of the Associated Common Stock received by a shareholder of Windsor as a result of the Merger will be the same as the aggregate tax basis of the shares of Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     This opinion does not discuss all of the consequences that may be relevant to holders of Company Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons).

     No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

     This opinion is based upon the existing provisions of the Code and regulations thereunder (both final and proposed) and upon current Internal Revenue Service published rulings and existing court decisions, any of which
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The Board of Directors
November 19, 1998
Page 4

could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify the conclusion.

     This opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. However, we can give no assurance that the Service will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to Associated, Windsor or their shareholders.

     Our opinion is limited to those federal tax issues specifically considered herein and is addressed to and is only for the benefit of Associated and Windsor. The opinion is furnished to you pursuant to sections 7.02(f) and 7.03(e) of the Agreement and Plan of Merger and may not be used or relied upon for any other purpose, without our express written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "The Merger -- Certain Material Federal Income Tax Consequences" and "Experts" in the Proxy Statement/Prospectus contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under section 7 of the
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The Board of Directors
November 19, 1998
Page 5


Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Yours very truly,

                              REINHART, BOERNER, VAN DEUREN,
                              NORRIS & RIESELBACH, s.c.

                              BY  /s/ John L. Schliesmann

                              John L. Schliesmann